Exhibit 99.3

Media Advisory

CVRD PRESS CONFERENCE WEBCAST

Companhia Vale do Rio Doce (CVRD) invites journalists to participate in a press conference webcast scheduled for Friday, August 11, at 10.20 a.m. (Brazilian time), 9:20 a.m. (Toronto/New York), 2:20 p.m. (London) and 3:20 p.m. (Paris) with CVRD CEO Roger Agnelli.

Mr. Agnelli will comment on CVRD’s offer to acquire Inco

Please access http://www.cvrd.com.br to participate. The press conference will be in Portuguese, with simultaneous translation in English. The power point presentation will be available in English.

The webcast will be available on CVRD’s online press office at http://www.cvrd.com.br after the press conference takes place.

Click here to watch the webcast

IMPORTANT INFORMATION

This press release may be deemed to be solicitation material in respect of CVRD’s proposed tender offer for the shares of Inco. CVRD will prepare and file a tender offer statement on Schedule TO (containing an offer to purchase and a takeover bid circular) with the United States Securities and Exchange Commission (SEC). CVRD, if required, will file other documents regarding the proposed tender offer with the SEC.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TAKEOVER BID CIRCULAR, THE SCHEDULE TO AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER FOR INCO SHARES. These documents will be available without charge on the SEC’s website at www.sec.gov. Free copies of the documents can also be obtained by directing a request to Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O.Box 361, Toronto, Ontario, M5X 1E2, by telephone to 1-866-381-4105 (North American Toll Free) or 416-867-2272 (Overseas), or by email to: contactus@kingsdaleshareholder.com.

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